Exhibit 99.1

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@cardica.com

CARDICA REPORTS FISCAL 2016 THIRD QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – May 5, 2016 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter ended March 31, 2016. Cardica’s management will hold a conference call at 4:30 p.m. Eastern Time to discuss the financial results and provide an update on the company’s business.

“Over the last several months, working with key opinion leaders, we gained approval from the value analysis committees at several top-tier U.S. hospitals to sell the MicroCutter® XCHANGE 30 into these institutions,” said Julian Nikolchev, president and CEO of Cardica. “As we move toward our planned launch of the MicroCutter XCHANGE 30 Generation 4 device later this calendar year, we are working in parallel to complete testing and move into humans while readying our manufacturing capabilities by working to secure a stable and scalable supply chain.”

Recent Highlights and Accomplishments

●

Robert J. Cerfolio, M.D. at the University of Alabama at Birmingham's Comprehensive Cancer Center completed the first U.S. cases using the company’s MicroCutter XCHANGE 30 surgical stapler successfully during a number of recent robotically-assisted cancer surgeries to remove portions of the lung, including both lobectomy and segmentectomy procedures; and

●	Received a medical device license issued by Health Canada to market the MicroCutter XCHANGE 30 stapling device for surgical procedures in the small and large intestine and in the appendix.

Fiscal 2016 Third Quarter and First Nine Months Ended March 31, 2016, Financial Results

Total product sales were $0.5 million for both the fiscal 2016 and fiscal 2015 third quarters. Total license and royalty revenue for the fiscal 2016 third quarter was $1.4 million, compared with approximately $0.02 million for the fiscal 2015 third quarter. Cardica amended its license agreement with Intuitive Surgical, resulting in the receipt of $2.0 million to extend Intuitive’s rights to improvements in Cardica’s stapling technology and certain patents from August 2013 until August 2018 and to provide for a feasibility evaluation period of up to six months. Cardica recognized $1.4 million in license revenue in the fiscal 2016 third quarter from its agreement extension with Intuitive Surgical, with the remaining portion of the $2.0 million to be recognized in subsequent quarters. Total revenue was approximately $1.9 million for the fiscal 2016 third quarter, compared with $0.6 million for the same period of fiscal 2015.

Total operating costs and expenses for the fiscal 2016 third quarter were $4.8 million, compared with $5.3 million for the same period of fiscal 2015. Cost of product sales was approximately $0.9 million for the fiscal 2016 third quarter, compared with $0.8 million for the fiscal 2015 third quarter. Research and development expenses were approximately $1.6 million for the fiscal 2016 third quarter, compared with $1.9 million for the fiscal 2015 third quarter. Selling, general and administrative expenses were $2.3 million for the fiscal 2016 third quarter, compared with $2.5 million for the fiscal 2015 third quarter.

The net loss for the fiscal 2016 third quarter was approximately $3.0 million, or $0.34 per share, compared with a net loss of approximately $4.8 million, or $0.54 per share, for the fiscal 2015 third quarter. On February 17, 2016, Cardica announced a one-for-ten reverse stock split of its common stock, resulting in the number of common shares outstanding decreasing from 89.0 million to 8.9 million shares.

Total revenue was approximately $3.3 million for the first nine months of fiscal 2016, compared with $2.3 million for the same period of fiscal 2015. Total operating costs and expenses for the nine months ended March 31, 2016, were approximately $14.8 million, compared with approximately $17.3 million for the nine months ended March 31, 2015. Net loss for the nine months ended March 31, 2016, was approximately $11.8 million, or $1.32 per share, compared with a net loss of $15.3 million, or $1.72 per share for the same period of fiscal 2015.

Cash, cash equivalents and investments as of March 31, 2016, were approximately $16.5 million, compared with approximately $18.5 million at December 31, 2015. As of March 31, 2016, there were approximately 8.9 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Calendar Year 2016 Milestones

Management’s key objectives during calendar 2016 continue to be as follows:

●	Increase clinical adoption of the MicroCutter XCHANGE 30 in Germany and the UK

●	For both the EU and the US, demonstrate clinical adoption for Video-Assisted Thoracic Surgery (VATS) by a select group of centers by the third quarter of calendar 2016

●	Complete the Intuitive Surgical evaluation phase by the end of June 2016

●	Complete the first evaluation cases with the Generation 4 device in the third quarter of calendar 2016, with a selective launch targeted for the fourth quarter of calendar 2016

●	By the end of the year, establish an improved supply chain using the most appropriate technologies

●	Finally, by the end of the year announce Cardica’s product pipeline.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 877-797-0722 from the United States and Canada or 615-247-0191 internationally. The conference ID is 97363213. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through May 12, 2016, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 97363213.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica

Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and minimally invasive surgical procedures. Cardica's technology portfolio is intended to reduce operating time and facilitate minimally invasive and robot-assisted surgeries. Cardica’s MicroCutter XCHANGE® 30, that includes a cartridge-based articulating surgical stapling device with a five-millimeter shaft diameter and staples, is manufactured and cleared for use in the United States for transection and resection in multiple open or minimally invasive urologic, thoracic and pediatric surgical procedures, as well as application for transection, resection and/or creation of anastomoses in the small and large intestine and the transection of the appendix. The MicroCutter XCHANGE 30 white cartridge staple has application in vascular tissue. In addition, Cardica manufactures and markets its automated anastomosis systems, the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System for coronary artery bypass graft (CABG) surgery, and has shipped over 58,250 units throughout the world.

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Forward-Looking Statements

The statements in this press release regarding Cardica’s beliefs as to the timing of development of its enhanced MicroCutter device are "forward-looking statements." There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including: that Cardica may not be successful in its efforts to make the improvements necessary to its enhanced MicroCutter device due to unanticipated technical or other difficulties; risks inherent in obtaining regulatory approvals; as well as other risks detailed from time to time in Cardica’s reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended December 31, 2015, under the caption “Risk Factors,” filed on February 10, 2016. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenue
Product sales, net	$458	$548	$1,878	$2,238
License and Royalty revenue	1,428	16	1,463	51
Total	1,886	564	3,341	2,289

Operating costs and expenses
Cost of product sales	911	807	2,823	3,384
Research and development	1,567	1,940	4,813	5,524
Selling, general and administrative	2,324	2,541	7,142	8,404
Total operating costs and expenses	4,802	5,288	14,778	17,312

Loss from operations	(2,916)	(4,724)	(11,437)	(15,023)
Interest and other income	14	12	49	26
Interest expense	(125)	(112)	(368)	(334)
Net loss	$(3,027)	$(4,824)	$(11,756)	$(15,331)
			-	-
Basic and diluted net loss per share	$(0.34)	$(0.54)	$(1.32)	$(1.72)

Shares used in computing basic and diluted net loss per share	8,916	8,896	8,905	8,895

Consolidated Balance Sheets

(amounts in thousands)

	March 31,	June 30,
	2016	2015
Assets	(unaudited)
Cash, cash equivalents and investments	$16,549	$25,206
Accounts receivable	422	424
Inventories	1,150	1,391
Other assets	1,765	2,273
Total assets	$19,886	$29,294

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,567	$1,849
Deferred revenue	3,115	2,528
Long term debt	3,046	2,828
Total stockholders' equity	11,158	22,089
Total liabilities and stockholders' equity	$19,886	$29,294